Exhibit 99.1

GrubHub Adds Girish Lakshman to Board of Directors

Chicago, IL – March 16, 2015 – GrubHub Inc. (NYSE:GRUB) announced today that Girish Lakshman, former Vice President of Worldwide Transportation Strategy and Technology at Amazon, is joining its Board of Directors.

Girish joined Amazon in 1999 and served in various senior roles as part of the organization’s e-logistics strategy team. Upon his retirement in August 2014, he was managing multi-disciplinary functions in transportation, including interfacing with global supply chain and fulfillment centers. Girish also serves on the advisory board of the Master of Supply Chain Transportation and Logistics program at University of Washington.

"We are thrilled to welcome Girish to the Board, and look forward to getting the benefit of his extensive background in logistics and eCommerce," said Matt Maloney, CEO and Founder of GrubHub. "His skills and experience will be extremely valuable as we expand our leadership position in online ordering, particularly as we integrate our recent acquisitions and grow our presence in restaurant delivery.”

About GrubHub

GrubHub Inc. (NYSE:GRUB) is one of the nation’s largest portfolios of online and mobile takeout food ordering and delivery services. Connecting diners to more than 30,000 restaurants in 800 U.S. cities and London, the company's platforms and services strive to make takeout better through innovative restaurant technology, easy-to-use platforms and an improved delivery experience. The GrubHub Inc. portfolio of brands includes GrubHub, Seamless, AllMenus, MenuPages, Restaurants on the Run and DiningIn.